ROADRUNNER TRANSPORTATION SYSTEMS, INC.
LEAD INDEPENDENT DIRECTOR CHARTER
(December 2, 2016)
This Lead Independent Director Charter (this “Charter”) has been adopted by the Board of Directors (the “Board”) in connection with its oversight of the management and business affairs of Roadrunner Transportation Systems, Inc. (the “Company”). In circumstances where the Chairman of the Board (the “Chairman”) is not independent, the Board considers it useful and appropriate to designate a Lead Independent Director. The Lead Independent Director shall generally assist in optimizing the effectiveness and independence of the Board by performing such duties as described in this Charter on behalf of the Board, and such other duties as determined from time to time by the Board and/or its independent members.
1.Authority and Responsibilities. The Lead Independent Director shall have the following authority and responsibilities:

(a)	preside at meetings or “executive sessions” of the independent directors of the Board;

(b)	preside at meetings of the Board in the absence of the Chairman or upon the request of the Chairman;

(c)	call meetings of the independent directors of the Board, as appropriate;

(d)	serve as a liaison to facilitate communications between other members of the Board, the Chairman and Company management, without inhibiting direct communications between and among such persons;

(e)
advise and consult with the Chairman and Company management on Board and committee meeting schedules, including the need for special meetings as appropriate, and Board and committee meeting agenda items, to help ensure that appropriate items are brought forward for Board and committee consideration and appropriate time is apportioned for discussion;

(f)	advise and consult with the Chairman and Company management on the general scope and type of information to be provided in advance and/or to be presented at Board meetings;

(g)
in coordination with the Chairman and Company management, serve as a liaison to stockholders who request direct communications and consultation with the Board or otherwise delegate such task to an appropriate member of the Board based on the circumstances;

(h)	consult with inside and outside counsel and other advisors as he or she deems appropriate in fulfilling the Lead Independent Director role;

(i)
collaborate with the Nominating/Corporate Governance Committee on matters related to Board effectiveness and independence including the performance and structure of the Board and its committees, and the performance of individual directors; and

(j)	perform such other duties as the Board and/or the independent members of the Board may from time to time delegate.
2.    Appointment and Removal. The Lead Independent Director shall elected by a majority of the independent directors for renewable one (1) year terms until such time as he or she ceases to be a member of the Board, resigns as Lead Independent Director or is replaced as Lead Independent Director by a majority of the independent directors.
3.    Annual Review of Charter. The Nominating/Corporate Governance Committee, in consultation with the Lead Independent Director, shall annually review and reassess the adequacy of this Charter and recommend to the Board any proposed changes for approval.
4.    General. This Charter is intended as a component of the flexible framework within which the Lead Independent Director assists the Board with the direction of the affairs of the Company. While it should be interpreted in the context of applicable laws, regulations and listing requirements, as well as in the context of the Company’s Certificate of Incorporation and Bylaws, it is not intended to establish by its own force any legally binding obligations.